Exhibit 10.15

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”), made and entered into effective as of December 31, 2008, by and between GEOMET, INC., a Delaware corporation (the “Company”), and J. DARBY SERÉ (the “Employee”),

WITNESSETH THAT:

WHEREAS, the Company and the Employee entered into an Employment Agreement dated December 7, 2000, as amended on March 13, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement to make certain changes;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1. Paragraph 6(d) of the Employment Agreement is hereby amended by restatement in its entirety to read as follows:

(d) Without Cause Termination and Good Reason Termination. If the Employee’s employment hereunder is terminated by reason of a Without Cause Termination or a Good Reason Termination, the Company shall pay to the Employee 18 month’s Base Salary at the Employee’s last current rate (the “Cash Severance Amount”). The Cash Severance Amount shall be paid to the Employee (or to the Employee’s estate, in the event of Employee’s death following his termination of employment hereunder) within thirty (30) days after the date of the Employee’s Separation from Service (as defined in Paragraph 6(i) below). The Company shall also pay to the Employee on the tenth day following the Employment Termination Date the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date. The Company, at its expense, shall also pay or reimburse the Employee for the COBRA premiums paid or incurred by the Employee for the medical and dental care COBRA continuation coverage elected by the Employee pursuant to Section 601 of the Employee Retirement Income Security Act of 1974, as amended, for himself and, where applicable, his eligible dependents, for a period of eighteen (18) months following the end of the month during which the Employment Termination Date occurred; provided, however, that such payments or reimbursements shall terminate if the Employee becomes eligible to elect coverage for medical and dental care benefits under a welfare plan of another employer, and the Employee shall be obligated hereunder to promptly report such eligibility to the Company.

2. A new Paragraph 6(i) is hereby added to the Employment Agreement immediately following its Paragraph 6(g) to read as follows:

(i) The severance pay and severance benefits provided under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. In particular, the severance pay and severance benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), a payment or benefit described in paragraph (b)(9)(v) of Treasury Regulation Section 1.409A-1, and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). Notwithstanding any provision in this Agreement to the contrary, if (i) the Employee is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder, and (ii) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because the Employee is a specified employee, then such payment shall be payable on the first to occur of (iii) the first business day that is six months after the Employee’s Separation from Service (as defined below), (iv) the date of the Employee’s death, or (v) the date that otherwise complies with the requirements of Code Section 409A. This Section shall be applied by accumulating all payments that otherwise would have been paid within any delay period and paying such accumulated amounts on the earliest business day that complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, the Company may establish such procedures as it deems appropriate in accordance with the requirements of Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment, and the Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments. Any amount that the Employee is entitled to be reimbursed under this Agreement will be reimbursed to the Employee as promptly as practicable and in any event not later than the last day of the Employee’s taxable year after the taxable year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year. For the purposes of this Agreement, “Separation from Service” shall mean separation from service, within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder, with the group of employers that includes the Company and each other employer that along with the Company is considered a single employer under Internal Revenue Code Section 414(b) or 414(c).

3. The parties intend for the Employment Agreement to provide for the payment of compensation that is not subject to the tax imposed under Code Section 409A and the Employment Agreement shall be interpreted and implemented to the extent possible in accordance with such intent. However, neither the Company nor any of its affiliates makes any guarantee as to the tax treatment of any payment to be made pursuant to the Employment Agreement.

4. Except as provided in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the parties on December 31, 2008.

GEOMET, INC.

By:	/s/ William C. Rankin
Name: William C. Rankin
Title: Executive Vice President

EMPLOYEE

/s/ J. Darby Seré
J. Darby Seré

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